Exhibit 99.1

Hiland Partners, LP Reports Third Quarter Results And Announces a $40 Million Expansion of the  Badlands System

Enid, Oklahoma  –  November 10, 2005  –  Hiland Partners, LP (NASDAQ: HLND) (the “Partnership”) today reported quarterly net income for the three months ended September 30, 2005 of $2.7 million ($0.38 per limited partner unit) compared to net income of $0.8 million for the three months ended September 30, 2004, an increase of 217%.  EBITDA (EBITDA is defined as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense) for the three months ended September 30, 2005 was $6.3 million compared to $2.2 million for the three months ended September 30, 2004, an increase of 180%.  Total segment margin for the three months ended September 30, 2005 was $8.6 million compared to $3.9 million for the three months ended September 30, 2004, an increase of 123%.  The increases are primarily attributable to higher average realized natural gas and NGL sales prices and the inclusion of the results of operations from the assets contributed to us by Hiland Partners, LLC as part of our initial public offering on February 15, 2005 (Worland gathering system and compression assets) and the acquisition of Hiland Partners, LLC (the Bakken gathering system) which closed on September 26, 2005 but had an effective date of September 1, 2005.  For September 2005, the one month period that the Bakken gathering system was included in the 3rd quarter financial statements, average wellhead inlet volumes for the system were approximately 13,100 Mcf/d and the system represented $1.4 million of our increase in total segment margin and $1.2 million of our increase in EBITDA.

For the nine-month period ended September 30, 2005, the Partnership reported net income of $6.2 million compared to net income of $2.6 million for the nine months ended September 30, 2004, an increase of 136%.  EBITDA for the nine months ended September 30, 2005 was $14.2 million compared to $6.2 million for the nine months ended September 30, 2004, an increase of 130%.  Total segment margin for the nine months ended September 30, 2005 was $20.8 million compared to $10.4 million for the nine months ended September 30, 2004, an increase of 99%.  The increases are primarily attributable to higher average realized natural gas and NGL sales prices and the inclusion of the results of operations from the assets contributed to us by Hiland Partners, LLC as part of our initial public offering on February 15, 2005 (Worland gathering system and compression assets) and the acquisition of Hiland Partners, LLC (the Bakken gathering system) which closed on September 26, 2005 but had an effective date of September 1, 2005.

Our results of operations for the nine-month period ended September 30, 2005 include the financial results of Continental Gas, Inc. (our predecessor) through February 14, 2005.  Our financial results also include the results of operations of Hiland Partners, LP for the period from February 15, 2005, the date Hiland Partners, LP commenced operations, and the acquisition of the membership interests of Hiland Partners, LLC effective on September 1, 2005.  Our financial results for the three and nine month periods ended September 30, 2004 represent the financial results of Continental Gas, Inc. (our predecessor).  As a result, our results of operations are not comparable on a period-to-period basis.

For the period from February 15, 2005 (inception of our operations) to September 30, 2005, the Partnership reported net income of $5.7 million ($0.82 per limited partner unit) and EBITDA of $13.1 million.

On October 25, 2005, the Partnership announced an approximate 11% increase in its cash distribution for the third quarter of 2005.  The declared quarterly distributions on the Partnership’s common and subordinated units increased from $0.4625 per unit (an annualized rate of $1.85 per unit), to $0.5125 per unit (an annualized rate of $2.05 per unit).  This distribution will be payable on November 14, 2005 to unitholders of record on November 4, 2005.

“We are pleased with our third quarter results, which only include one month of operations attributable to our Bakken acquisition.  Management still intends to recommend to the Board of Directors an increase in the quarterly distribution for the 4th quarter of 2005 from its current $0.5125 quarterly distribution per unit ($2.05 annual distribution) to at least $0.5875 quarterly distribution per unit, or $2.35 annual distribution,” said Randy Moeder, President and Chief Executive Officer of Hiland Partners, LP.

Badlands Expansion Project

On November 8th, 2005, the Partnership entered into a new 15-year definitive Gas Purchase Agreement with Continental Resources, Inc., an affiliate of our general partner, under which the Partnership will gather, treat and process additional natural gas, which is produced as a by-product of Continental Resources’ secondary oil recovery operations, in the areas specified by the contract.  In return, the Partnership will receive 50% of the proceeds attributable to residue gas and natural gas liquids sales as well as certain fixed fees associated with gathering and treating the natural gas, including a $0.60 per Mcf fee for the first 36 Bcf of natural gas gathered.  In order to fulfill the Partnership’s obligations under the agreement, we intend to expand our Badlands gas gathering system and processing plant located in Bowman County, North Dakota.  This expansion project will include the construction of a 40 million cubic feet per day nitrogen rejection plant and the expansion of our existing Badlands field gathering infrastructure.

The Partnership’s Board of Directors as well as the Partnership’s Conflicts Committee, consisting of the Partnership’s independent directors, have approved the agreement.  The expansion project, which is targeted for completion in the 4th quarter of 2006, is expected to cost approximately $40 million, which the Partnership intends to fund using its existing bank credit facility.  Once completed and operational, the Partnership expects the expansion project to be immediately accretive to distributable cash flow.  We expect this expansion project to generate between $16 million and $18 million of EBITDA in 2007.  Our expected EBITDA assumes (a) realized natural gas and NGL prices based on an approximate 20% and 30% discount to current 2007 NYMEX strip prices for NGLs and natural gas, respectively, and additional discounts as a result of expected basis differentials for the region and (b) volumes consistent with Continental Resources’ current development plans.  In addition to the $40 million in capital that will be spent by the end of 2006, the expansion project is expected to require us to spend an additional $9.5 million in 2007 to expand our gathering system.  We may not generate the expected EBITDA from this project, and the cost to expand the system may exceed our expected costs, if our assumptions as to volumes, prices, construction costs or other factors are incorrect or as a result of other events that are beyond our control.

“We are very pleased that this organic expansion project will allow the Partnership to continue to grow its operations and cash flows in the Rocky Mountain region,” said Randy Moeder, President and Chief Executive Officer of Hiland Partners, LP.

Conference Call Information

The Partnership has scheduled a conference call for 10:00am Central Standard Time, Friday, November 11, 2005, to discuss the 2005 third quarter results and the Badlands expansion.  To participate in the call, dial 1.888.396.2298 and participant passcode 92002423, or access it live over the Internet by logging onto the web at www.hilandpartners.com, on the “investor relations” section of the Partnership’s website.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of EBITDA and total segment margin.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The accompanying schedules do not include a reconciliation for our expected EBITDA from the Badlands Expansion Project because it is impracticable, in this situation, to reconcile EBITDA to net income for the forecasted period.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income or any other GAAP measure of liquidity or financial performance.

About Hiland Partners, LP

Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs.  The Partnership also provides air compression and water injection services to an exploration and production company for use in its oil and gas secondary recovery operations.  The Partnership’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States.  Hiland Partners, LP’s midstream assets consist of eight natural gas gathering systems with approximately 1,120 miles of gathering pipelines, five natural gas processing plants, three natural gas treating facilities and three NGL fractionation facilities.  The Partnership’s compression assets consist of two air compression facilities and a water injection plant.

This press release may include certain statements concerning expectations for the future that are forward-looking statements.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission.  The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contacts:	Ken Maples, Vice President and CFO
Hiland Partners, LP
(580) 242-6040

—   tables to follow  —

Other Financial and Operating Data (Unaudited)

Results of Operations

Set forth in the table below is financial and operating data for Continental Gas, Inc. (predecessor) and Hiland Partners, LP for the periods indicated.

	Three Months Ended September 30,
	2005	2004
	Hiland
	Partners, LP	(Predecessor) (A)
	(in thousands)
Total Segment Margin Data:
Midstream revenues	$40,720	$25,387
Midstream purchases	33,313	21,524
Midstream segment margin	7,407	3,863
Compression revenues (B)	1,205	—
Total segment margin (C)	$8,612	$3,863

Summary of Operations Data:
Midstream revenues	$40,720	$25,387
Compression revenues	1,205	—
Total revenues	41,925	25,387

Midstream purchases (exclusive of items shown separately below)	33,313	21,524
Operations and maintenance	1,897	1,395
Depreciation, amortization and accretion	2,912	1,193
Gain on sale of assets	—	(15)
General and administrative	521	201
Total operating costs and expenses	38,643	24,298
Operating income	3,282	1,089
Other income (expense)	(598)	(191)
Income from continuing operations	2,684	898
Discontinued operations, net	—	(52)

Net income	2,684	846

Add:
Depreciation, amortization and accretion	2,912	1,193
Amortization of deferred loan costs	83	25
Interest expense	585	173

EBITDA (D)	$6,264	$2,237

Maintenance capital expenditures	$665	$381
Expansion capital expenditures	805	1,066
Discontinued operations	—	—
Total capital expenditures	$1,470	$1,447

Operating Data:
Natural gas sales (MMBTU/d)	46,815	42,885
NGL sales (Bbls/d)	1,911	1,186

	Nine Months Ended September 30,
	2005			2004
	Hiland
	Partners,
	LP (E)	(Predecessor) (A)	Total	(Predecessor) (A)
	(in thousands)
Total Segment Margin Data:
Midstream revenues	$83,481	$11,813	$95,294	$70,286
Midstream purchases	67,801	9,747	77,548	59,846
Midstream segment margin	15,680	2,066	17,746	10,440
Compression revenues (B)	3,012	—	3,012	—
Total segment margin (C)	$18,692	$2,066	$20,758	$10,440

Summary of Operations Data:
Midstream revenues	$83,481	$11,813	$95,294	$70,286
Compression revenues	3,012	—	3,012	—
Total revenues	86,493	11,813	98,306	70,286

Midstream purchases (exclusive of items shown separately below)	67,801	9,747	77,548	59,846
Operations and maintenance	4,303	780	5,083	3,624
Depreciation, amortization and accretion	6,412	512	6,924	3,003
Gain on sale of assets	—	—	—	(15)
General and administrative	1,373	166	1,539	680
Total operating costs and expenses	79,889	11,205	91,094	67,138
Operating income	6,604	608	7,212	3,148
Other income (expense)	(899)	(115)	(1,014)	(561)
Income from continuing operations	5,705	493	6,198	2,587
Discontinued operations, net	—	—	—	34

Net income	5,705	493	6,198	2,621

Add:
Depreciation, amortization and accretion	6,412	512	6,924	3,003
Amortization of deferred loan costs	347	13	360	76
Interest expense	658	108	766	508

EBITDA (D)	$13,122	$1,126	$14,248	$6,208

Maintenance capital expenditures	$1,225	$237	$1,462	$1,243
Expansion capital expenditures	1,308	—	1,308	3,474
Discontinued operations	—	—	—	159
Total capital expenditures	$2,533	$237	$2,770	$4,876

Operating Data:
Natural gas sales (MMBTU/d)	44,226	37,052	43,044	40,730
NGL sales (Bbls/d)	1,623	1,206	1,561	1,095

Balance Sheet Data (at period end):
Property and equipment, at cost, net			$116,239	$37,766
Total assets			$186,551	$46,774
Long-term debt, net of current maturities			$93,700	$12,750
Net equity			$71,487	$22,219

1

(A) Amounts presented in the Predecessor column include only the activity of Continental Gas, Inc. for the period prior to the formation of Hiland Partners, LP on February 15, 2005.

(B) Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

(C) Reconciliation of total segment margin to operating income:

	Three Months Ended September 30,
	2005	2004
	Hiland
	Partners, LP	(Predecessor) (A)
	(in thousands)
Operating income	$3,282	$1,089
Add:
Operations and maintenance	1,897	1,395
Depreciation, amortization and accretion	2,912	1,193
Gain on sale of assets	—	(15)
General and administrative	521	201
Total segment margin	$8,612	$3,863

	Nine Months Ended September 30,
	2005			2004
	Hiland
	Partners, LP (E)	(Predecessor)	Total	(Predecessor) (A)
	(in thousands)
Operating income	$6,604	$608	$7,212	$3,148
Add:
Operations and maintenance	4,303	780	5,083	3,624
Depreciation, amortization and accretion	6,412	512	6,924	3,003
Gain on sale of assets	—	—	—	(15)
General and administrative	1,373	166	1,539	680
Total segment margin	$18,692	$2,066	$20,758	$10,440

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment.

(D) We define EBITDA, a non-GAAP financial measure, as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facility.  EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our EBITDA may not be comparable to EBITDA of similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as we do.

(E) Amounts presented in the Hiland Partners, LP column include only the activity for the period beginning on February 15, 2005.  These amounts include the operations of the Worland gathering system and compression assets acquired from Hiland Partners, LLC at the completion of our initial public offering and the operations of the Bakken gathering system assets acquired effective September 1, 2005.